Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (which is expected to be filed on January 15, 2010) of Viking Systems, Inc. (the “Company”) of our report dated April 15, 2009 relating to the financial statements of the Company as of and for the years ended December 31, 2008 and 2007 included in its Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on April 15, 2009, and to the reference to our firm under the caption “Experts” within the aforementioned Registration Statement.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California
January 15, 2010